EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE


   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)
   (Unaudited)

                                                           Three Months Ended  Six Months Ended
                                                             September 30,       September 30,
                                                             1997     1996      1997      1996
   Computation for Consolidated Statements of Income:
        Net income                                         $ 2,614  $ 6,699    $15,007  $23,671
                                                           =======  =======    =======  =======

        Weighted average common shares                      12,264   12,289     12,278   12,276
                                                           =======  =======    =======  =======

        Earnings per share                                   $0.21    $0.55      $1.22    $1.93
                                                           =======  =======    =======  =======


   Additional Primary Computation (1):
        Weighted average common shares per above            12,264   12,289     12,278   12,276
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                        148      219        147      217

        Weighted average common shares, as adjusted         12,412   12,508     12,425   12,493
                                                           =======  =======    =======  =======


        Primary earnings per share                           $0.21    $0.54      $1.21    $1.89
                                                           =======  =======    =======  =======

   Fully Diluted Computation (1):
        Weighted average common shares per above            12,264   12,289     12,278   12,276

        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                        215      254        214      252


        Weighted average common shares, as adjusted         12,479   12,543     12,492   12,528
                                                           =======  =======    =======  =======

        Fully diluted earnings per share                     $0.21    $0.53      $1.20    $1.89
                                                           =======  =======    =======  =======

   [FN]
    (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.